UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM N-8A (Amendment)

NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a) OF THE INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940, and in connection with such notification of registration submits the following information:

A.	Name:	MONTEAGLE FUNDS

B.	Address of Principal Business Office (No. & Street, City, State, Zip Code):

209 TENTH AVENUE SOUTH, SUITE 332
NASHVILLE, TENNESSEE 37203

C.	Telephone Number (including area code): (800) 459-9084

D.	Name and address of agent for service of process:

Paul B. Ordonio, President
Monteagle Funds
209 Tenth Avenue South, Suite 332
Nashville, Tennessee 37203

Copies to:

Charles W. Lutter, Jr
Attorney and Counselor at Law
103 Canyon Oaks
San Antonio, Texas 78232

E.	Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:  YES  [   ]    NO  [  X  ]

Pursuant  to the  requirements  of the  Investment  Company  Act  of  1940,  the Registrant has caused this amended notification of registration to be duly signed on its behalf by the  undersigned  in the City of Abilene,  State of Texas on this 1st day of May 2009.

MONTEAGLE FUNDS

		BY:	/S/ PAUL B. ORDONIO
Paul B. Ordonio, JD -- President

ATTEST:	/S/ DAVID GANLEY
David Ganley
Vice President and Secretary